Sonic Foundry, Inc.
Annual Report on Form 10-K
For the Year Ended September 30, 2018

EXHIBIT 21
LIST OF SUBSIDIARIES

Sonic Foundry Media Systems, Inc. – Incorporated in the State of Maryland
Mediasite KK – Incorporated in Japan
Sonic Foundry International B.V. (formerly Media Mission B.V.) – Incorporated in the Netherlands

September 30, 2018